Exhibit 99.1

iSpecimen Reports Third Quarter 2023 Financial and Operating Results

Sequential Quarterly Revenue Growth of 75% Driven by Enhanced Operational Efficiencies of iSpecimen Marketplace and Rollout of New Business Initiatives

LEXINGTON, Mass., November 2, 2023 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists requiring biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the three and nine month periods ended September 30, 2023.

Q3 2023 Financial Results & Recent Operational Highlights

●	Revenue of $2.8 million for the three-month period ended September 30, 2023, compared to $2.6 million for the same period in 2022. Revenue increased $1.2 million, or 75% sequentially, from $1.6 million in Q2 2023;
●	For the third quarter 2023, iSpecimen experienced a 122% increase in the conversion of quotes to purchase orders, compared to the blended quarterly average of the prior four quarters;
●	As of September 30, 2023, unique supplier organizations under agreement were 234, compared to 217 as of September 30, 2022;
●	As of September 30, 2023, unique customer organizations who purchased from iSpecimen was 603, up from 480, an increase of 26%, compared to September 30, 2022;
●	As of September 30, 2023, iSpecimen Marketplace had 7,326 registered research and supplier users, up from 6,353, or 15%, compared to September 30, 2022.

Tracy Curley, Chief Executive Officer of iSpecimen, stated, “Our third quarter results highlight the success of our efforts to improve operational efficiencies. I am extremely encouraged by the positive turnaround of our results in the third quarter compared to the second quarter, which combined with our recent cost cutting initiatives, adds to my belief that we are on track with our target to become cash flow neutral by year end.”

Curley added, “One of the most impactful initiatives we completed in the third quarter of 2023 was the rollout of our Next-Day Quote Program. This effort has been successful in expediting the biospecimen procurement process, resulting in greatly improved order fulfillment levels, as evidenced by a significant increase in conversions from quote to purchase orders during the third quarter. I am confident that iSpecimen will continue to benefit from the improvements we’ve made to drive efficiencies and increase revenue opportunities throughout our business.”

“Finally, we made strong progress advancing our Cancer Sequencing Procurement Program during the third quarter, which is a key revenue enhancing project for iSpecimen. As one of a select number of companies capable of offering large-scale, on-demand cancer sequenced specimens, we are seeing tremendous interest for these high-demand specimens and believe we can play an integral role in supporting the advancement of cancer research with this program. We are encouraged by our operational and financial progress, as well as the increasing strength of the core business and prospects of our Cancer Sequencing Program. We are assuredly much stronger and far better positioned for success than we were at the beginning of the year,” concluded Curley.

Q3 2023 iSpecimen Business Developments

●	Thirteen New Biospecimen Suppliers Added to iSpecimen’s Proprietary Provider Network
●	iSpecimen Introduces New Marketplace Functionality to Streamline Access to Clinical Remnant Samples for Researchers
●	iSpecimen Enhances Proprietary Marketplace Platform to Streamline Biospecimen Matchmaking for Researchers and Providers
●	iSpecimen Launches New Virtual Cancer Sequencing Procurement Program
●	iSpecimen Announces Organizational Changes to Enhance Operational Efficiencies and Drive Profitability
●	iSpecimen Expands Provider Network to Enhance Support for Women’s Health Research
●	iSpecimen Launches Next-Day Quote Service for Medical Researchers and Biospecimen Providers

Subsequent Operational Highlights

●	iSpecimen Expands Proprietary Provider Network to Help Advance Infectious Disease Research

Financial Results for the Three and Nine Month Periods Ended September 30, 2023

Revenue increased 8% to $2.8 million for the third quarter of 2023, compared to $2.6 million for the third quarter of 2022, and increased 75% compared to $1.6 million for the second quarter of 2023. The increase in the third quarter ended September 30, 2023 was primarily attributable to an increase of 527 specimens, or 11%, in specimen count to 5,367 specimens, compared with 4,840 specimens in the three months ended September 30, 2022. The effect of the increase in specimen count was partially offset by a change in the specimen mix which caused the average selling price per specimen to decrease 3% to $518 per specimen for the three months ended September 30, 2023, compared with $534 per specimen of the same period in 2022.

For the nine-month period ended September 30, 2023, iSpecimen reported revenue of $7.35 million, compared to $7.44 million during the same period last year. The slight decrease in revenue was primarily attributable to an 11% decrease in average selling price per specimen to $394, compared to $444 per specimen in the nine months ended September 30, 2022. The decrease in average selling price per specimen was offset by an 11% increase, or 18,678 specimens accessioned, compared to 16,768 specimens accessioned in the nine months ended September 30, 2022.

Cost of revenue increased by $211,000, or 18%, to $1.4 million for the nine-month period ended September 30, 2023, compared to $1.2 million in the third quarter of 2022, which was attributable to a $15 per specimen, or 6%, increase in the average cost per specimen and an 11% increase in the number of specimens accessioned for the current period, compared to the same period in the prior year.

Cost of revenue for the nine-month period ended September 30, 2023, was $3.39 million, compared to $3.35 million for the same period in 2022. The slight increase was attributable to an 11% increase in the number of specimens accessioned during the nine months ended September 30, 2023, over the same period in the prior year. This increase was offset by an $18 per specimen, or 9%, decrease in the average cost per specimen, impacted by the specimen mix, during the nine-month period ended September 30, 2023, compared to the same period in 2022.

General and administrative expenses for the three months ended September 30, 2023, decreased by $1.1 million or 51%, to approximately $1.1 million, compared to $2.2 million for the same period in the prior year. For the nine-month period ended September 30, 2023, general and administrative expenses decreased by $1.1 million, or 20%, to approximately $4.5 million, compared to approximately $5.6 million during the same period in the prior year.

Net loss was $2.1 million, or $(0.23) per share, for the third quarter of 2023, compared to a net loss of $3.1 million, or $(0.35) per share for the third quarter of 2022. For the first nine months of 2023, net loss was approximately $8.0 million, or $(0.89) per share, compared to a net loss of approximately $8.1 million, or $(0.92) per share for the first nine months of 2022.

Through the first nine months of 2023, the Company had a cash burn of $9.7 million, primarily comprised of $6.2 million for operating expenses and $3.5 million of investments to further develop the iSpecimen Marketplace technology, with plans to invest at a lower level in the remainder of the year.

As of September 30, 2023, iSpecimen had approximately $2.7 million of cash and cash equivalents and approximately $2.9 million of available-for-sale securities, or $5.6 million combined, as of September 30, 2023, compared to a cash balance of approximately $15.3 million as of December 31, 2022.

For more information on our financial results and other information relating to iSpecimen for the third quarter of 2023, including the Company’s unaudited financial statements for the three-month period ended September 30, 2023, please see the Company’s Report on Form 10-Q for the Quarterly Period ended September 30, 2023, which will be filed with the Securities and Exchange Commission (“SEC”) on its Edgar database on today, November 2, 2023.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, November 2, 2023 at 8:30 a.m. Eastern Time featuring remarks by Tracy Curley, CEO.

Event:	iSpecimen Third Quarter 2023 Results Conference Call
Date:	Thursday, November 2, 2023
Time:	8:30 a.m. Eastern Time
Live Call:	+1-888-886-7786 (U.S. Toll Free) or +1-416-764-8658 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1638322&tp_key=9fc5429911

For interested individuals unable to join the conference call, a replay will be available through November 16, 2023, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 68130784. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://investors.ispecimen.com/presentations/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," “believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risk factors contained in the Company's filings with the SEC, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Phil Carlson / Erika Kay

iSpecimen@kcsa.com

Media Contacts

KCSA Strategic Communications

Raquel Cona / Shana Marino

ispecimen@kcsa.com

iSpecimen Inc.

Condensed Balance Sheets

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,721,568	$15,308,710
Available-for-sale securities	2,940,967	—
Accounts receivable – unbilled	1,425,434	2,327,789
Accounts receivable, net of allowance for doubtful accounts of $474,052 and $230,999 at September 30, 2023 and December 31, 2022, respectively	1,705,643	1,597,915
Prepaid expenses and other current assets	320,613	300,434
Tax credit receivable	12,332	140,873
Total current assets	9,126,557	19,675,721
Property and equipment, net	146,205	225,852
Internally developed software, net	6,575,811	4,503,787
Operating lease right-of-use asset	233,805	184,692
Other non-current assets	212,718	27,601
Total assets	$16,295,096	$24,617,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,280,164	$2,459,063
Accrued expenses	1,027,960	1,531,238
Operating lease current obligation	162,054	158,451
Deferred revenue	46,910	132,335
Total current liabilities	3,517,088	4,281,087
Operating lease long-term obligation	72,288	27,396
Total liabilities	3,589,376	4,308,483

Commitments and contingencies (See Note 8)

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 9,105,044 issued, and 9,074,044 outstanding at September 30, 2023 and 8,956,808 issued and 8,925,808 outstanding at December 31, 2022	907	892
Additional paid-in capital	68,996,195	68,573,774
Treasury stock, 31,000 shares at September 30, 2023 and December 31, 2022, at cost	(172)	(172)
Accumulated other comprehensive income	641	—
Accumulated deficit	(56,291,851)	(48,265,324)
Total stockholders’ equity	12,705,720	20,309,170
Total liabilities and stockholders’ equity	$16,295,096	$24,617,653

iSpecimen Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$2,777,751	$2,583,412	$7,353,090	$7,440,760
Operating expenses:
Cost of revenue	1,392,534	1,181,562	3,393,079	3,347,392
Technology	921,580	752,704	2,599,086	1,915,877
Sales and marketing	897,433	832,625	2,972,757	2,530,619
Supply development	186,176	166,058	801,038	590,508
Fulfillment	471,735	516,637	1,363,427	1,480,425
General and administrative	1,102,373	2,234,885	4,522,028	5,620,393
Total operating expenses	4,971,831	5,684,471	15,651,415	15,485,214

Loss from operations	(2,194,080)	(3,101,059)	(8,298,325)	(8,044,454)

Other income (expense), net
Interest expense	(4,465)	(58,591)	(11,535)	(138,912)
Interest income	67,362	60,812	292,506	87,347
Other income (expense), net	20,082	3,148	(9,173)	9,778
Total other income (expense), net	82,979	5,369	271,798	(41,787)

Net loss	$(2,111,101)	$(3,095,690)	$(8,026,527)	$(8,086,241)

Other comprehensive income:
Net loss	$(2,111,101)	$(3,095,690)	$(8,026,527)	$(8,086,241)
Unrealized (loss) gain on available-for-sale securities	(47)	—	641	—
Total other comprehensive (loss) income	(47)	—	641	—
Comprehensive loss	$(2,111,148)	$(3,095,690)	$(8,025,886)	$(8,086,241)

Net loss per share - basic and diluted	$(0.23)	$(0.35)	$(0.89)	$(0.92)

Weighted average shares of common stock outstanding - basic and diluted	9,065,319	8,878,888	9,029,732	8,822,423